Exhibit 99.1

Tronox Reports Second Quarter 2013 Financial Results

STAMFORD, Conn., Aug. 7, 2013 /PRNewswire/ — Tronox Limited (NYSE:TROX) today reported second quarter 2013 revenue of $525 million and adjusted EBITDA of $101 million for an adjusted EBITDA margin of 19 percent. Adjusted net loss in the second quarter was $15 million, or $0.13 per diluted share.

Second Quarter 2013 Highlights:

•	Revenue of $525 million, up 12 percent versus $470 million in first quarter 2013

•	Adjusted EBITDA of $101 million, up 38 percent versus $73 million in first quarter 2013

•	Adjusted EBITDA margin of 19 percent improves from 15 percent in first quarter 2013

•	Mineral Sands segment revenue of $312 million and adjusted EBITDA of $129 million

•	Pigment segment revenue of $304 million and adjusted EBITDA of ($26) million

•	Pigment revenue up 6 percent versus first quarter 2013, driven by 7 percent volume increase to reach highest level since third quarter 2011; selling prices declined 1 percent

•

Board declared regular quarterly dividend of $0.25 per share payable on September 4, 2013 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on August 19, 2013

Tom Casey, chairman and CEO of Tronox, said: “Our second quarter financial results reflect continued growth in pigment and zircon sales volumes, as well as the increasingly apparent benefits of our vertical integration. Our Pigment segment delivered its third consecutive quarter of sequential volume increase and second consecutive quarter of revenue increase while selling prices are showing signs of stabilizing. The average cost of feedstock in Pigment continued to decline relative to prior quarters and our finished pigment inventory is approaching near normal levels. In Mineral Sands, we saw our third consecutive quarter of robust sequential zircon volume and revenue gains while selling prices improved. Our vertical integration continues on plan with 80 percent of Mineral Sands’ second quarter feedstock revenue derived from intercompany sales, up from 70 percent in the first quarter 2013.”

Casey continued: “We anticipate that global markets, particularly in the US and Asia Pacific, will strengthen modestly across the balance of the year. In Pigment, we expect continued high demand levels and modestly increasing selling prices. In Mineral Sands, we expect zircon sales volumes to remain strong and selling prices to trend higher. We will benefit from an increasing percentage of intercompany titanium feedstock sales while feedstock sales to the market will remain soft until pigment manufacturers begin to increase plant utilization toward the latter part of the year. As a result, we expect our performance to strengthen in the latter part of the year and more clearly in 2014. We are uniquely positioned to capture the benefits of improving market conditions across the entire industry value chain. Our financial position is strong and we are pursuing a disciplined approach to our evaluation of internal and external growth opportunities. As a result, we have the ability to pay a regular dividend yielding an attractive return, while at the same time evaluate ways to expand our scale relative to the market. An important element in our growth plan is the addition of two senior executives to our management team that we announced earlier today. These executives, Jean-François Turgeon and Kathy Harper, have decades of high level experience in our industries and will help us execute our plan to build a larger, more global and more valuable business.”

Second Quarter 2013 Results

Mineral Sands

Mineral Sands segment revenue of $312 million increased 5 percent versus the first quarter 2013, driven primarily by robust volume gains in zircon. Revenue from intercompany sales was $126 million in the quarter and sales to third parties were $186 million, including $139 million of revenue from zircon and pig iron. Compared to the first quarter 2013, sales volumes for titanium feedstock (CP titanium slag, synthetic rutile and rutile prime) were level and average market selling prices declined. In the second quarter, 80 percent of titanium feedstock revenue was derived from intercompany sales, up from 70 percent in the first quarter 2013. Zircon revenue in the second quarter increased 82 percent compared to the first quarter 2013 driven by 80 percent volume growth and a 2 percent increase in selling prices.

Adjusted EBITDA was $129 million in the quarter and the adjusted EBITDA margin was 41 percent. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross profit on sales to the Pigment segment that occurs in consolidation at the company level. In the second quarter, $54 million of Mineral Sands gross profit was eliminated in consolidation and $62 million of previously eliminated gross profit was reversed, for a net adjusted EBITDA contribution in consolidation of $8 million.

Pigment

Pigment segment revenue of $304 million was 6 percent higher than $288 million in the first quarter 2013, as volumes increased 7 percent and selling prices declined 1 percent. The sequential volume and revenue growth was broad-based, as gains were realized in North America, EMEA and Asia Pacific. All three major regions experienced very similar volume growth rates and modest level of pricing decline.

Adjusted EBITDA was a negative $26 million in the current quarter as compared to a negative $37 million in the first quarter 2013. Average feedstock cost reflected in the Pigment segment income statement in the second quarter was $1,333 per metric ton, down from $1,501 per metric ton in the first quarter 2013. During the second quarter, 100 percent of Pigment segment feedstock purchases were from the Mineral Sands segment at an average cost of $1,192 per metric ton.

Finished pigment inventory declined during the second quarter with quarter-ending inventory of 60.5 days, down from 71 days at the end of the first quarter 2013. The company modestly increased the average utilization rate across its pigment plants during the second quarter but continued to operate below full capacity utilization. Had the company raised production rates to match demand and not reduced inventories by approximately 11 days in the second quarter, average plant utilization would have been 89 percent. The negative EBITDA impact of operating at the lower rate rather than 89 percent was approximately $18 million.

Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic manufacturing business, was $35 million in the second quarter compared to $27 million in the first quarter 2013, as sales volumes increased 23 percent and selling prices improved 3 percent. The electrolytic business generated adjusted EBITDA of $7 million, which was offset by adjusted EBITDA of ($17) million related to corporate operations for a net adjusted EBITDA in Corporate and Other of ($10) million in the second quarter. The loss from operations in Corporate and Other was $11 million as compared to $24 million in the first quarter 2013.

Consolidated

Selling, general and administrative expenses for the company in the second quarter were $41 million, or 8 percent of revenue, versus $51 million, or 11 percent of revenue in the first quarter 2013. Interest and debt expense was $35 million versus $27 million in the first quarter 2013. On June 30, 2013, gross consolidated debt was $2,408 million, and debt, net of cash, was $1,019 million. For the quarter, capital expenditures were $34 million and depreciation, depletion and amortization was $73 million.

Second Quarter 2013 Conference Call and Webcast

Tronox will conduct its second quarter 2013 conference call and webcast on Thursday, August 8, 2013 at 8:30am ET (New York). The live call is open to the public via Internet broadcast and telephone:

Internet Broadcast: http://www.tronox.com/

Dial-in telephone numbers:

U.S. / Canada: (877) 831-3840

International: (253) 237-1184

Conference ID: 17851950

Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

Webcast Conference Call Replay: Available via the Internet and telephone beginning on August 8, 2013, at 11:30am ET (New York), until August 14, 2013

Internet Replay: www.tronox.com

Dial-in telephone numbers:

U.S. / Canada: (855) 859-2056

International: (404) 537-3406

Conference ID: 17851950

About Tronox

Tronox is a global leader in the production and marketing of mineral sands, titanium dioxide pigment and electrolytic products. Through the integration of its pigment and mineral sands businesses, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Explore how Tronox’s fully integrated strategy is reshaping the industry. Learn more about Tronox’s bold vision.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate” and include statements about expectations for future results including revenues. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. Significant risks and uncertainties may relate to, but are not limited to, our ability to integrate the recently acquired mineral sands business including achieving the expected cost savings; financial, economic, competitive, environmental, political, legal regulatory and technological factors including, our access to unrestricted cash, compliance with our bank facility covenants, the price of our shares, general market conditions, our customers potentially reducing their demand for our products due to, among other things, the economic downturn, more competitive pricing from our competitors, increased supply from our competitors; operating efficiencies and other benefits expected. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA. These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies. The non-U.S. GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

•

Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•

Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•

Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase price accounting and stock-based compensation charges attempt to exclude items that are either non-cash or non-recurring in nature;

•

Enable investors to assess the company’s compliance with financial covenants under its debt instruments. Certain debt instruments have financial covenants that use Adjusted EBITDA as part of their compliance measures, e.g., consolidated leverage ratio, which is a ratio of indebtedness to consolidated Adjusted EBITDA; and consolidated interest coverage ratio which is a ratio of consolidated Adjusted EBITDA to interest expenses; and

•

In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies

Segment Information

The company has two reportable operating segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as the co-products pig iron and zircon. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia and the Netherlands. The company’s Corporate and Other operations are comprised of corporate activities, electrolytic manufacturing and marketing operations and businesses that are no longer in operation; all are located in the United States.

Segment performance is evaluated based on segment income/(loss) from operations, which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales	$525	$429	$995	$863
Cost of goods sold	475	304	913	581

Gross Margin	50	125	82	282
Selling, general, and administrative expenses	41	103	92	147

Income (Loss) from Operations	9	22	(10)	135
Interest and debt expense	(35)	(14)	(62)	(22)
Loss on extinguishment of debt	—	—	(4)	—
Other income (expense)	26	(3)	32	(4)
Gain on bargain purchase	—	1,055	—	1,055

Income (Loss) before Income Taxes	—	1,060	(44)	1,164
Income tax benefit (provision)	(1)	84	(2)	66

Net Income (Loss)	(1)	1,144	(46)	1,230
Income attributable to noncontrolling interest	12	—	24	—

Net Income (Loss) attributable to Tronox Limited Shareholders	$(13)	$1,144	$(70)	$1,230

Income (Loss) per share, Basic and Diluted:
Basic	$(0.11)	$13.46	$(0.62)	$15.31
Diluted	$(0.11)	$13.00	$(0.62)	$14.74
Weighted Average Shares Outstanding (in thousands):
Basic	113,390	84,528	113,354	79,960
Diluted	113,390	87,535	113,354	83,021

Other Operating Data:
Capital expenditures	$34	$27	$79	$48
Depreciation, depletion and amortization expense	$73	$31	$146	$53

TRONOX LIMITED

SCHEDULE OF ADJUSTED EARNINGS (NON-U.S. GAAP)*

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales	$525	$429	$995	$863
Cost of goods sold	477	283	907	560

Gross Margin	48	146	88	303
Selling, general, and administrative expenses	41	34	92	65

Adjusted Income (Loss) from Operations	7	112	(4)	238
Interest and debt expense	(35)	(14)	(62)	(22)
Loss on extinguishment of debt	—	—	(4)	—
Other income (expense)	26	(3)	32	(5)

Adjusted Income (Loss) before Income Taxes	(2)	95	(38)	211
Income tax provision	(1)	—	(4)	(18)

Adjusted Net Income (Loss)	(3)	95	(42)	193
Income attributable to noncontrolling interest	12	—	24	—

Adjusted Net Income (Loss) attributable to Tronox Limited Shareholders (Non-U.S. GAAP)*	$(15)	$95	$(66)	$193

Diluted adjusted Net Income (Loss) per share, attributable to Tronox Limited Shareholders	$(0.13)	$1.09	$(0.58)	$2.32

Weighted average number of shares used in diluted adjusted Net Income (Loss) per share (in thousands)	113,390	87,535	113,354	83,021

*	The Company believes that the Non-U.S. GAAP financial measure “Adjusted Net Income (Loss) Attributable to Tronox Limited Shareholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investor and securities analysts. Adjusted earnings excludes the effects of one-time nonoperating items and the effects related to the acquisition of the mineral sands business including certain tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with U.S. GAAP.

TRONOX LIMITED

RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME

ATTRIBUTABLE TO TRONOX LIMITED SHAREHOLDERS (U.S. GAAP)

TO ADJUSTED NET INCOME (LOSS)

ATTRIBUTABLE TO TRONOX LIMITED SHAREHOLDERS (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss) attributable to Tronox Limited Shareholders (U.S. GAAP)	$(13)	$1,144	$(70)	$1,230
Acquisition related income and expense (a)	(2)	(983)	6	(974)
Nonoperating one-time stock compensation charges (b)	—	18	—	21
Tax effect of reorganization and acquisition related items (c)	—	(84)	(2)	(84)

Adjusted Net Income (Loss) attributable to Tronox Limited Shareholders (Non-U.S. GAAP)	$(15)	$95	$(66)	$193

Diluted earnings per common share attributable to Tronox Limited Shareholders (U.S. GAAP)	$(0.11)	$13.07	$(0.62)	$14.82
Acquisition related income and expense, per diluted share	(0.02)	(11.23)	0.05	(11.73)
Nonoperating one-time stock compensation charges, per diluted share	—	0.21	—	0.25
Tax effect of reorganization and acquisition related items, per diluted share	—	(0.96)	(0.02)	(1.01)

Diluted adjusted Net Income (Loss) per share attributable to Tronox Limited Shareholders (Non-U.S. GAAP)	$(0.13)	$1.09	$(0.58)	$2.32

Weighted average number of shares used in diluted adjusted Net income (loss) per share computations (in thousands)	113,390	87,535	113,354	83,021

(a)	One-time non-operating items and the effects of the acquisition of the mineral sands business.
(b)	Represents only the portion of stock compensation that was accelerated by the consummation of the acquisition.
(c)	Represents the tax effect on items referenced in notes (a) and (b).

TRONOX LIMITED

SEGMENT INFORMATION

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales
Mineral Sands Segment	$312	$89	$610	$172
Pigment Segment	304	348	592	710
Corporate and Other	35	27	62	58
Eliminations	(126)	(35)	(269)	(77)

Net Sales	$525	$429	$995	$863

Income from Operations
Mineral Sands Segment	$68	$46	$164	$97
Pigment Segment	(56)	37	(124)	146
Corporate and Other	(11)	(76)	(35)	(104)
Eliminations	8	15	(15)	(4)

Income (Loss) from Operations	9	22	(10)	135
Interest and debt expense	(35)	(14)	(62)	(22)
Loss on extinguishment of debt	—	—	(4)	—
Other income (expense)	26	(3)	32	(4)
Gain on bargain purchase	—	1,055	—	1,055

Income (Loss) before Income Taxes	—	1,060	(44)	1,164
Income tax (benefit) provision	(1)	84	(2)	66

Net Income (Loss)	(1)	1,144	(46)	1,230
Income attributable to noncontrolling interest	12	—	24	—

Net Income (Loss) attributable to Tronox Limited Shareholders	$(13)	$1,144	$(70)	$1,230

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,389	$716
Accounts receivable, net of allowance for doubtful accounts of $1 million and $3 million, respectively	425	391
Inventories	749	914
Prepaid and other assets	37	38
Deferred income taxes	54	114

Total Current Assets	2,654	2,173
Noncurrent Assets
Property, plant and equipment, net	1,309	1,423
Mineral leaseholds, net	1,321	1,439
Intangible assets, net	313	326
Long-term deferred tax assets	170	91
Other long-term assets	80	59

Total Assets	$5,847	$5,511

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$129	$189
Accrued liabilities	180	209
Short-term debt	—	30
Long-term debt due within one year	18	10
Income taxes payable	8	24
Current deferred income taxes	1	5

Total Current Liabilities	336	467
Noncurrent Liabilities
Long-term debt	2,390	1,605
Pension and postretirement healthcare benefits	177	176
Asset retirement obligation	96	106
Deferred income taxes	209	222
Other long-term liabilities	49	53

Total Liabilities	3,257	2,629

Shareholders’ Equity
Class A ordinary shares, par value $0.01 — 64,307,964 shares issued and 62,301,528 shares outstanding at June 30, 2013 and 63,413,288 shares issued and 62,103,989 shares outstanding at December 31, 2012	1	1
Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Capital in excess of par value	1,441	1,429
Retained earnings	1,187	1,314
Accumulated other comprehensive loss	(245)	(95)

Total Shareholders’ Equity	2,384	2,649
Noncontrolling interest	206	233

Total Equity	2,590	2,882

Total Liabilities and Equity	$5,847	$5,511

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Millions of U.S. dollars)

	Six Months Ended June 30,
	2013	2012
Cash Flows from Operating Activities:
Net Income (Loss)	$(46)	$1,230
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	146	53
Deferred income taxes	(6)	(85)
Share-based compensation expense	11	27
Amortization of debt issuance costs	4	6
Loss on extinguishment of debt	4	—
Pension and postretirement healthcare benefit (income) expense, net	4	2
Gain on bargain purchase	—	(1,055)
Other noncash items affecting net income	(2)	60
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(49)	50
(Increase) decrease in inventories	90	(215)
(Increase) decrease in prepaids and other assets	—	(1)
Increase (decrease) in accounts payable and accrued liabilities	(49)	(96)
Increase (decrease) in taxes payable	(19)	(2)
Other, net	(9)	(21)

Cash provided by (used in) operating activities	79	(47)

Cash Flows from Investing Activities:
Capital expenditures	(79)	(48)
Cash paid in acquisition of mineral sands business	—	(1)
Cash received in acquisition of mineral sands business	—	115

Cash provided by (used in) investing activities	(79)	66

Cash Flows from Financing Activities:
Repayments of debt	(180)	(554)
Proceeds from borrowings	945	777
Debt issuance costs	(28)	(20)
Dividends paid	(57)	—
Merger consideration	—	(193)
Class A ordinary share repurchases	—	(2)
Proceeds from conversion of warrants	1	—

Cash provided by financing activities	681	8

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(8)	5

Net Increase in Cash and Cash Equivalents	673	32
Cash and Cash Equivalents at Beginning of Period	716	154

Cash and Cash Equivalents at End of Period	$1,389	$186

TRONOX LIMITED

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income (Loss)	$(1)	$1,144	$(46)	$1,230
Interest and debt expense, net of interest income	34	14	60	22
Income tax provision (benefit)	1	(84)	2	(66)
Depreciation, depletion and amortization expense	73	31	146	53

EBITDA	107	1,105	162	1,239
Loss on extinguishment of debt	—	—	4	—
Share-based compensation	6	20	11	27
Amortization of inventory step-up and unfavorable ore sales contracts from purchase price allocation, net	(2)	21	6	21
Gain on bargain purchase	—	(1,055)	—	(1,055)
Foreign currency remeasurement	(13)	2	(19)	1
Transaction related costs	—	50	—	59
Other items (a)	3	4	10	6

Adjusted EBITDA	$101	$147	$174	$298

(a)	Includes noncash pension and postretirement costs, accretion expense, severance expense, and other non-recurring items.